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                                                                    EXHIBIT 10.3
                              EMPLOYMENT AGREEMENT

                  EMPLOYMENT AGREEMENT, dated as of June 1, 1998 (this "Agreement"), by and between National Auto Finance Company, Inc., a Delaware corporation (the "Company") and Joel B. Ronkin, an individual (the "Executive").

                  WHEREAS, the Company is engaged in the business of non-prime automobile finance (the "Business"); and

                  WHEREAS, the Executive is the Vice President, Secretary and General Counsel of the Company; and

                  WHEREAS, the parties hereto desire to set forth the understanding of the employment relationship between and among such parties on the terms and conditions set forth in this Agreement.

                  NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements made herein, the Company and the Executive agree as follows:

                   1. No Conflict. The Executive represents to the Company that the execution, delivery and performance by the Executive of this Agreement do not and shall not conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under any contract or agreement, whether oral or written, to which the Executive is a party or of which the Executive is or should be aware.

                  2. Employment; Duties. The Company shall employ the Executive as the Vice President, Secretary and General Counsel of the Company, and the Executive shall serve the Company as its Vice President, Secretary and General Counsel, for the "Employment Period" as defined in Section 3 of this Agreement. The Executive, in his capacity as Vice President, Secretary and General Counsel of the Company, shall report to the Chief Executive Officer of the Company and to the Board of Directors of the Company (the "Board"). The Executive shall have such duties, responsibilities and authority normally incident to the position of Vice President, Secretary and General Counsel of the Company, and as established from time to time by the Chief Executive Officer and/or Board. During the Employment Period, the Executive shall render his business services solely in the performance of his duties hereunder, and shall devote his full working time, attention, knowledge and experience and give his best effort, skill and abilities, exclusively to promote the business and interests of the Company; provided, however, that the Executive shall be permitted to engage in other activities with charitable or civic organizations, as an executor or trustee or similar fiduciary capacity, or in connection with owning less than two percent (2%) of any class of equity or debt securities listed on a national securities exchange or traded in any established over-the-counter securities market, provided further that such activities are not inconsistent with his position as Vice President, Secretary and General Counsel of the Company, do not interfere with the

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performance of the Executive's duties, responsibilities and obligations pursuant to this Agreement, and are not violative of Section 9 hereof. Within a reasonable period (the "Relocation Period") after written notice is provided to the Executive by the Company (which notice may not be provided any earlier than February 1, 1999), the Executive shall be required to relocate his principal residence to the vicinity of the principal place of the Company's Business (the parties hereto acknowledging that it is the intention of the Company that such Business shall move from Boca Raton, Florida to Jacksonville, Florida no later than the end of 1998); provided, however, that prior to any such relocation it is understood and agreed between the parties hereto that the Executive shall be required to be physically present at the Company's principal offices on a substantially full-time basis, and at least as often as is necessary or appropriate for the Executive to perform his duties efficiently and effectively. In addition, the Executive shall be required to travel as reasonably and necessarily required in connection with his duties as Vice President, Secretary and General Counsel of the Company.

                  3. Employment Period. Subject to the provisions of Section 15, this Agreement shall have a term of three (3) years, commencing as of the date hereof (the "Effective Date") and ending on the third anniversary of the date hereof, unless sooner terminated in accordance with the provisions of Section 8. The parties hereto acknowledge and agree that, except as set forth in Section 8, no severance or other payments shall be owing or payable to the Executive in the event of the termination of this Agreement or the Company's non-renewal of the term of this Agreement upon its expiration. The term of this Agreement, as in effect from time to time, is referred to herein as the "Employment Period."

                  4. Compensation and Benefits.

                 (a) Base Compensation. Commencing on the Effective Date, the Executive shall be paid a base salary (the "Base Salary") at the rate of $140,000 per annum. The Base Salary shall be reviewed annually by the Board or the Compensation Committee of the Board, and may be increased in their sole discretion. The Base Salary shall be payable in a manner consistent with the normal payroll practices of the Company in effect or as established from time to time.

                 (b) Annual Incentive Bonus. In addition to the Base Salary, the Executive shall be eligible for an incentive bonus ("Incentive Bonus") for each of the fiscal years ending December 31 during the Employment Period. For the fiscal year ending December 31, 1998, the Executive shall be paid an Incentive Bonus in an amount to be determined by the Board or the Compensation Committee of the Board, but in no event less than $42,000. For each subsequent fiscal year ending December 31 during the Employment Period, the Board or the Compensation Committee of the Board shall adopt an Incentive Bonus program for the Company's senior executive officers, designed in part to enable the Executive the opportunity to earn an Incentive Bonus equal to at least 40% of the Executive's annual Base Salary in each such year. Each such Incentive Bonus will be paid on or before March 31 of the year following the year to which such Incentive Bonus relates.


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                 (c) Stock Option Plan. Executive shall be entitled to
participate in and receive grants under the Company's 1996 Share Incentive Plan (as the same may be amended or modified from time to time), and any other plans implemented by the Company granting shares of capital stock or options or warrants to purchase shares of capital stock or other forms of equity or equity derivative securities, of the Company as such grants may be made from time to time in the sole discretion of the Board or Compensation Committee of the Board governing such plan, the level of such participation to be at least commensurate with that granted to other key senior executives. Notwithstanding anything set forth herein to the contrary, the Compensation Committee of the Board did agree on June 29, 1998 to grant to the Executive a stock option (the "New Option") upon closing of the restructuring that is currently contemplated by the Company involving The 1818 Mezzanine Fund, L.P., PC Investment Company, Progressive Investment Company, Inc., Manufacturers Life Insurance Company (U.S.A.) and The Structured Finance High Yield Fund, LLC (the "Restructuring"). The option shall relate to that number of shares of the common stock of the Company which is equal to 1.25% of the common stock of the Company outstanding (on a fully-diluted basis) immediately following the closing of the Restructuring. As used in this Section 4(c), the phrase "common stock of the Company outstanding (on a fully-diluted basis)" shall mean, immediately following the closing of the Restructuring, an amount of shares equal to the aggregate of : (a) the number of all outstanding shares of the common stock of the Company; (b) the number of shares of the common stock of the Company issuable upon the exercise of all outstanding warrants; (c) the number of shares of the common stock of the Company issuable upon the exercise of all outstanding options (vested or unvested, and including the options contemplated to be granted to the Executive and each other member of senior management in connection the execution of employment agreements prior to the closing of the Restructuring); and (d) the number of shares of common stock of the Company issuable upon the exercise or conversion of all other outstanding common equity or common equity derivative securities. The New Option shall be evidenced by and be subject to a grant letter from the Company to the Executive. Furthermore, the New Option upon its grant shall be, and all options previously granted to the Executive by the Company hereby are, fully vested and immediately exercisable, and the exercise price of the New Option shall be set, and all such previously granted options shall be reset, at a price equal to the fair market value of the Company's common stock immediately following the closing of the Restructuring, as determined by the Board.

                  (d) Employee Benefits. Executive shall be entitled to participate in such benefit plans and programs, including pension, hospitalization, medical and dental insurance, life and disability insurance, and vacation, as are made available to the executive employees of the Company from time to time during the Employment Period.

                  (e) Expenses. Executive shall be promptly reimbursed by the Company for all reasonable out-of-pocket Business-related expenses (including but not limited to travel and entertainment expenses) incurred by him in furtherance of the performance of his duties and responsibilities hereunder upon submission to the Company of receipts supporting such expenses.


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                  (f) Automobile. The Company will provide Executive with a car allowance of $600 per month and reimburse Executive for gasoline, oil, normal maintenance and parking expenses for his automobile upon submission to the Company of receipts supporting such expenses.

                  (g) Relocation Costs. In the event that the Executive establishes his primary residence in Jacksonville, Florida, the Company shall pay when due: (i) all reasonable sales-related expenses incurred by the Executive in connection with the sale of his residence at 3085 Lakewood Circle, Weston, Florida, including, without limitation, real estate commissions, inspection fees and closing costs; (ii) all reasonable expenses associated with the moving of the Executive's household goods to Jacksonville; and (iii) all costs or expenses related to the storage of items or goods for the Executive as a result of the relocation. Prior to any such relocation (but in no event beyond expiration of the Relocation Period), the Company shall reimburse the Executive for the reasonable cost of an apartment in Jacksonville, and the reasonable cost of weekly commuting from Weston to Jacksonville (including but not limited to airfare and parking).

                  5. Trade Secrets. The Executive recognizes that it is in the legitimate business interest of the Company to restrict his disclosure or use of Trade Secrets and Confidential Information relating to the Company for any purpose other than in connection with his performance of his duties to the Company, and to limit any potential appropriation of such Trade Secrets and Confidential Information by the Executive. The Executive therefore agrees that all Trade Secrets and Confidential Information relating to the Company heretofore or in the future obtained by the Executive shall be considered confidential and the proprietary information of the Company. During the Employment Period, except as may be required by law or due legal process, the Executive shall not use or disclose, or authorize any other person or entity to use or disclose, any Trade Secrets or other Confidential Information that has otherwise not been publicly disclosed, other than as necessary to further the Business objectives of the Company in accordance with the terms of his employment hereunder. The term "Trade Secrets or other Confidential Information" includes, by way of example and without limitation, matters of a technical nature, such as scientific, trade and engineering secrets, "know-how", formulas, secret processes, drawings, works of authorship, machines, inventions, computer programs (including documentation of such programs), services, materials, patent applications, new product plans, other plans, technical information, technical improvements, manufacturing techniques, specifications, manufacturing and test data, progress reports and research projects, and matters of a business nature, such as Business plans, prospects, financial information, proprietary information about operating procedures, costs, profits, markets, sales, lists of customers and suppliers of the Company, procurement and promotional information, credit and financial data concerning customers or suppliers of the Company, information relating to the management, operation and planning of the Company, plans for future development and other information of a similar nature to the extent not available to the public. After termination of the Executive's employment with the Company for any reason, the Executive shall not use or disclose Trade Secrets or other Confidential Information.

                  6. Return of Documents and Property. Upon the termination of the Executive's employment with the Company, or at any time upon the request of the Company, the Executive (or

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his heirs or personal representatives) shall deliver to the Company (a) all documents and materials (including, without limitation, computer files) containing Trade Secrets or other Confidential Information relating to the Business and affairs of the Company, and (b) all documents, materials and other property (including, without limitation, computer files) belonging to the Company, which in either case are in the possession or under the control of the Executive (or his heirs or personal representatives).

                  7. Discoveries and Works. All Discoveries and Works made or conceived by the Executive during his employment by the Company, jointly or with others, that relate to the present or anticipated activities of the Company, or are used or usable by the Company shall be owned by the Company. The term "Discoveries and Works" includes, by way of example but without limitation, Trade Secrets and other Confidential Information, patents and patent applications, trademarks and trademark registrations and applications, service marks and service mark registrations and applications, trade names, copyrights and copyright registrations and applications. The Executive shall (a) promptly notify, make full disclosure to, and execute and deliver any documents requested by, the Company, to evidence or better assure title to Discoveries and Works in the Company, as so requested, (b) renounce any and all claims, including but not limited to claims of ownership and royalty, with respect to all Discoveries and Works and all other property owned or licensed by the Company, (c) assist the Company in obtaining or maintaining for itself at its own expense United States and foreign patents, copyrights, trade secret protection or other protection of any and all Discoveries and Works, and (d) promptly execute, whether during his employment with the Company or thereafter, all applications or other endorsements necessary or appropriate to maintain patents and other rights for the Company and to protect the title of the Company thereto, including but not limited to assignments of such patents and other rights. Any Discoveries and Works which, within six months after the termination of the Executive's employment with the Company, are made, disclosed, reduced to a tangible or written form or description, or are reduced to practice by the Executive and which pertain to the Business carried on or products or services being sold or developed by the Company at the time of such termination shall, as between the Executive and, the Company, be presumed to have been made during the Executive's employment by the Company. The Executive acknowledges that all Discoveries and Works shall be deemed "works made for hire" under the Copyright Act of 1976, as amended, 17 U.S.C. Section 101.

                  8. Termination. Prior to the expiration of this Agreement pursuant to Section 3, the Executive's employment hereunder may be terminated by the Executive for Good Reason or by the Company with or without Cause, and shall automatically terminate upon the Executive's death. Except as provided below, in the event this Agreement is terminated or expires, the Executive's rights and the obligations of the Company hereunder shall cease as of the effective date of the termination; provided, however, that the Executive shall in any case be entitled to receive any accrued but unpaid Base Salary, any accrued but unpaid Incentive Bonus for the fiscal year ending prior to such termination, any accrued but unpaid out-of-pocket Business-related expenses and auto allowances, and any amount accrued under Company benefit plans as provided pursuant to the terms of such plans (the "Accrued Obligations").


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                  (a) Termination by the Executive for Good Reason or by the
Company Without Cause. In the event that the Executive terminates his employment with the Company upon notice for Good Reason (as defined below), or the Executive is terminated by the Company without Cause (other than pursuant to Section 8(b)), the Executive shall be entitled to receive the following as severance benefits hereunder in a lump sum as soon as practicable following such termination: (i) a pro rata portion of the Executive's target Incentive Bonus, calculated by multiplying the Base Salary by 40%, and further multiplying such product by a fraction, the numerator of which is the actual number of days the Executive was employed during the calendar year of such termination (including weekends and holidays which occurred during such period) and the denominator of which is 365, and (ii) $200,000. If such termination occurs after the date of the Executive's relocation of his family and principal residence to the Jacksonville, Florida area, the $200,000 amount in clause (ii) of the previous sentence shall be increased to $300,000. Except as otherwise set forth herein, all other compensation and benefits provided for under this Agreement or otherwise from the Company shall cease upon such termination, and the Executive hereby acknowledges and agrees that no severance or similar or other damages or payments of any kind whatsoever shall be payable to the Executive due to, in connection with, or in the event of, the Executive's termination or resignation from employment for any reason.

                  For purposes of this Agreement, "Cause" shall mean: (i) any material breach by Executive of any of his obligations under Sections 5, 6, 7 or 9 of this Agreement, that has not been corrected within 30 days of written notice thereof to Executive by the Company; (ii) willful failure or refusal by Executive to perform satisfactorily the duties assigned to him pursuant to this Agreement, that has not been corrected within 30 days of written notice thereof to Executive by Company; (iii) other conduct of Executive involving gross disloyalty or willful misconduct with respect to the Company, including, without limitation, fraud, embezzlement, theft or proven dishonesty in the course of his employment, or conviction of a felony; (iv) Executive's willful engagement in conduct materially injurious to the economic interests or reputation of the Company; or (v) the failure of the Executive to relocate his principal residence as may be required pursuant to Section 2 by the expiration of the Relocation Period; provided that if such breach, failure or refusal described in clauses
(i) and (ii) above cannot reasonably be corrected within 30 days of written notice thereof, such written notice to state with specificity the nature of the breach, failure or refusal, correction may be commenced by Executive within such period and may be corrected within a reasonable period thereafter; and provided, further, that any such breach, failure or refusal by reason of Good Reason, disability or death shall not constitute Cause for purposes hereof.

                  For purposes of this Agreement, "Good Reason" shall mean (i) any failure by the Company to comply with any of the provisions of Section 4 of this Agreement, other than any failure that is remedied by the Company prior to the date of termination specified in the written notice from Executive of termination of employment by Executive for Good Reason under this provision;
(ii) any failure by any successor (whether direct or indirect, by purchase, merger, consolidation, Change in Control or otherwise) to all or substantially all of the Business and/or assets (without regard to the inclusion or exclusion of retained interest in securitizations or other loan receivable related assets in any such purchase, merger, consolidation, Change in Control or otherwise) of the Company (a

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"Successor") to comply with this Agreement; or (iii) a Change in Control, provided that the Executive's termination of employment occurs within 120 days following the date of such Change in Control.

                  For purposes of this Agreement, a "Change in Control" means the occurrence of any one of the following events: (i) any person or entity, including any person as defined in Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act"), becoming the beneficial owner, as defined in the Exchange Act, directly or indirectly, of more than fifty percent (50%) of the total combined voting power of all classes of capital stock of the Company ordinarily entitled to vote for the election of directors of the Company, (ii) the Board approving the sale of all or substantially all of the property or assets of the Company (without regard to the inclusion or exclusion of retained interest in securitizations or other loan receivable related assets in any such sale), (iii) the Board approving a consolidation or merger of the Company with another corporation or business entity, the consummation of which would result in the occurrence of an event described in clause (i) above, or (iv) a change in the Board occurring with the result that the members of the Board as constituted on the Effective Date (the "Incumbent Directors") no longer constitute a majority of such Board; provided, however, that under no circumstances shall the consummation of (or the circumstances involving) the Restructuring be deemed, either directly or indirectly, to constitute a Change in Control hereunder.

                  (b) Disability. If, prior to the expiration of the Employment Period or the termination of the Executive's employment hereunder, the Executive shall be unable to perform his duties by reason of his mental or physical disability for at least 180 consecutive days or any 180 days (whether or not consecutive) in any 365 consecutive day period, the Company shall have the right to terminate the Executive's employment hereunder and the remainder of the Employment Period by giving written notice to the Executive to that effect, but only if at the time such notice is given such disability is continuing. Immediately upon the giving of such notice, the Employment Period shall terminate. Upon such termination, in addition to the Accrued Obligations, the Executive shall be paid the amount set forth in clause (i) in the first paragraph of Section 8(a) hereof, plus an amount equal to the Executive's Base Salary for a three (3) month period. In the event of a dispute as to whether the Executive is disabled within the meaning of this Section 8(b), either party may from time to time request a medical examination of the Executive by a doctor appointed by the Chief of Staff of a hospital selected by mutual agreement of the parties, or as the parties may otherwise agree, and the written medical opinion of such doctor shall be conclusive and binding upon the parties as to whether the Executive has become disabled and the date when such disability arose. The cost of any such medical examination shall be borne by the Company.

                  (c) Death. If, prior to the expiration of the Employment Period or the termination of this Agreement, the Executive shall die, in addition to the Accrued Obligations, the Executive's estate shall be paid the amount set forth in clause (i) of the first paragraph of Section 8(a) hereof.

                  (d) Any termination of this Agreement under this Section 8 shall be subject to the provisions of Section 15.

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                   9.  Non-Competition and Non-Solicitation.

                   (a) Non-Competition. During the period of the Executive's employment with the Company, and for the 12-month period thereafter (together, the "Restricted Period"), the Executive shall not (except as an officer, director, employee, agent or consultant of the Company) directly or indirectly, own, manage, operate, join, or have a financial interest in, control or participate in the ownership, management, operation or control of, or be employed as an employee, agent or consultant, or in any other individual or representative capacity whatsoever, or use or permit his name to be used in connection with, or be otherwise connected in any manner with any business or enterprise engaged primarily in non-prime automobile finance, or any business planned by the Company at any time during the period of the Executive's employment by the Company, within any portion of the United States (whether or not such business is physically located within the United States) or in any other location where activities of the Executive would be competitive with the Company's Business, unless the Executive shall have obtained the prior written consent of the Board, provided that the foregoing restriction shall not be construed to prohibit the ownership by the Executive of not more than two percent (2%) of any class of securities of any corporation which is engaged in any of the foregoing businesses, having a class of securities registered pursuant to the Securities Exchange Act of 1934, which securities are publicly owned and regularly traded on any national exchange or in the over-the-counter market, provided further, that such ownership represents a passive investment and that neither the Executive nor any group of persons including the Executive in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes part in its business other than exercising his rights as a shareholder, or seeks to do any of the foregoing.

                  (b) Non-Solicitation. During the Restricted Period, except in connection with his employment hereunder, the Executive agrees, directly or indirectly, whether for his own account or for the account of any other individual or entity, not to (i) solicit or canvas the trade, business or patronage of, or sell any products or services which are the same as or similar to those designed, developed, manufactured, distributed or sold by the Company to, any individuals or entities that were either customers of the Company during the time the Executive was employed by the Company, whether during or prior to the Restricted Period, or prospective customers with respect to whom a sales effort, presentation or proposal was made by the Company during the twelve months preceding the date of termination or expiration, as the case may be, (ii) solicit, induce, enter into any agreement with, or attempt to influence any individual who was an employee or consultant of the Company at any time during the time the Executive was employed by the Company, to terminate his or her employment relationship with the Company or to become employed by the Executive or any individual or entity by which the Executive is employed, or (iii) interfere in any other way with the employment, or other relationship, of any employee or consultant of the Company.


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                  (c) Separate Covenants. The parties hereto intend that the covenants contained in this Section 9 shall be deemed a series of separate covenants for each country, state, county and city in which the Company conducts its Business.

                  10. Enforcement.

                  (a) Equitable Relief. The Executive agrees that the remedies at law for any breach or threat of breach by him of any of the provisions of Sections 5, 6, 7, and 9 hereof will be inadequate, and that, in addition to any other remedy to which the Company may be entitled at law or in equity, the Company shall be entitled to specific performance of its rights under this Agreement. The parties agree that the provisions of Sections 5, 6, 7, and 9 hereof shall be specifically enforceable, it being agreed by the parties that the remedy at law, including monetary damages, for breach of any such provisions will be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Nothing herein contained shall be construed as prohibiting the Company from pursuing, in addition, any other remedies available to the Company for such breach or threatened breach.

                  (b) Reasonable Restrictions. It is expressly understood and agreed that although the Company and the Executive consider the restrictions contained in Sections 5, 6, 7, and 9 hereof to be reasonable for the purpose of preserving the goodwill, proprietary rights and going concern value of the Company, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in such Sections 5, 6, 7, and 9 is an unenforceable restriction on the Executive's activities, the provisions of such Sections 5, 6, 7, and 9 shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable. Alternatively, if the court referred to above finds that any restriction contained in Sections 5, 6, 7, or 9 or any remedy provided herein is unenforceable, and such restriction or remedy cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained therein or the availability of any other remedy. In addition, and solely with respect to Section 9 hereof, if any such court shall refuse to enforce all the separate covenants deemed included in Section 9 because, taken together, they cover too extensive a time period, geographic area or scope, the parties intend that those of such covenants (with respect to geographic area, taken in other of the cities, counties, states and countries therein which are least populous) which if eliminated would permit the remaining separate covenants to be enforced in such proceeding shall, for the purpose of such proceeding, be deemed eliminated from the provisions of Section 9. The provisions of Sections 5, 6, 7, and 9 shall in no respect limit or otherwise affect the Executive's obligations under other agreements with the Company.

                  11. Assignment. The rights and obligations of the parties under this Agreement shall not be assignable by either the Company or the Executive, provided that this Agreement is assignable by the Company to any affiliate of the Company (without relieving the Company of its obligations hereunder), to any successor in interest to the Business of the Company, or to a purchaser of all or substantially all of the assets of the Company.

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                  12. Notices. Any notice required or permitted under this
Agreement shall be deemed to have been effectively made or given if in writing and personally delivered, mailed properly addressed in a sealed envelope, postage prepaid by certified or registered mail, delivered by a reputable overnight delivery service or sent by facsimile. Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to:

                           Joel B. Ronkin
                           3085 Lakewood Circle
                           Weston, Florida  33332
                           Fax: 954-349-1122

                           If to the Company:

                           National Auto Finance Company, Inc.
                           621 N.W. 53rd Street, Suite 200
                           Boca Raton, FL 33487
                           Attention:  Chief Executive Officer

                  13. Severability. Wherever there is any conflict between any provision of this Agreement and any statute, law, regulation or judicial precedent, the latter shall prevail, but in such event the provisions of this Agreement thus affected shall be curtailed and limited only to the extent necessary to bring them within the requirements of the law. In the event that any provision of this Agreement shall be held by a court of proper jurisdiction to be indefinite, invalid, void or voidable or otherwise unenforceable, the balance of the Agreement shall continue in full force and effect unless such construction would clearly be contrary to the intentions of the parties or would result in an unconscionable injustice.

                  14. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

                  15. Effect of Termination. Notwithstanding anything to the contrary contained herein, if the Executive's employment hereunder is terminated, or this Agreement expires by its terms, the provisions of Sections 1, 5, 6, 7, 8, 9, 10, 11, 12, 13, 15, 16, 17 and 18 shall continue in full force and effect.

                  16. Definition of the Company in Certain Contexts. When used in Sections 1, 5, 6, 7, 9 and 10 of this Agreement, the term "the Company" shall mean the Company and each of the Company's affiliates and its direct or indirect parents and subsidiaries, along with all successors and assigns of each of such entities. Each entity with which the Company is permitted to file a consolidated federal income tax return shall be secondarily liable for the Company's obligations under Section 4 (other than Section 4(c)) and Section 8.


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                  17. Arbitration. Any claim or controversy arising out of or relating to this Agreement, or any breach thereof, or otherwise arising out of or relating to the Executive's employment, compensation and benefits with the Company or the termination thereof (other than claims of the Company arising out of Sections 5, 6, 7 or 9 hereof), shall be settled by arbitration in Jacksonville, Florida in accordance with the rules established by the American Arbitration Association, provided, however, that the parties agree that (i) the arbitrator shall be prohibited from disregarding, adding to or modifying the terms of this Agreement; (ii) the arbitrator shall be required to follow established principles of substantive law and the law governing burdens of proof; (iii) only legally protected rights may be enforced in arbitration; (iv) the arbitrator shall be without authority to award punitive or exemplary damages; and (v) the arbitrator shall be an attorney licensed to practice law in Florida who has experience in similar matters. Any claim or controversy not submitted to arbitration in accordance with this Section 17 shall be considered waived and, thereafter, no arbitration panel or tribunal or court shall have the power to rule or make any award on any such claim or controversy. The award rendered in any arbitration proceeding held under this Section 17 shall be final and binding, and judgment upon the award may be entered in any court having jurisdiction thereof.

                  18. Miscellaneous; Choice of Law. This Agreement constitutes the entire agreement, and supersedes all prior agreements of the parties hereto relating to the subject matter hereof (including but not limited to any offer letter or letters offered or executed by the parties hereto), and there are no binding written or oral terms, representations or agreements made by either party other than those contained herein with respect to the Executive's employment with the Company. Both parties hereto represent that they have jointly participated in the selection of the words and phases set forth in this Agreement in order to express their joint intentions in entering into this employment relationship. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Florida, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida. A waiver by either party of any breach of any provision hereof shall not operate or be construed as a waiver of a breach of any other provision of this Agreement or of any subsequent breach by the other party.

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


                  IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written.


                                  NATIONAL AUTO FINANCE COMPANY, INC.




                                  By: /s/ KEITH B. STEIN
                                     ------------------------------
                                     Name  Keith B. Stein
                                     Title: CFO


                                  JOEL B. RONKIN


                                  /s/ Joel B. Ronkin
                                  -------------------------

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